                                                                  EXHIBIT 23.01


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-52252) and the Registration Statements (Form S-8 Nos. 333-87815, 333-32120, 333-38480, 333-40206, 333-46652, and 333-52198) pertaining to the Broadbase Software, Inc. 1996 Equity Incentive Plan, 1999 Equity Incentive Plan, and 1999 Employee Stock Purchase Plan; Options and purchase rights issued under the Rubric, Inc. 1997 Stock Option Plan and assumed by the Registrant in connection with its acquisition of Rubric, Options granted pursuant to stock option agreements entered into outside of the Rubric 1997 Stock Option Plan, the Broadbase Software, Inc. 1999 Equity Incentive Plan, the Broadbase Software, Inc. 1999 Employee Stock Purchase Plan, and Options granted pursuant to stock option agreements entered into outside of the Broadbase Software, Inc. 1999 Equity Incentive Plan; Broadbase 2000 Stock Incentive Plan; Options and purchase rights issued under the Aperio, Inc. 1998 Incentive and Nonqualified Stock Option Plan and assumed by the Registrant in connection with its acquisition of Aperio and Stock option agreements with David Milam and William Wolfe; Options issued under the Panopticon, Inc. 1999 Stock Plan and assumed by the Registrant in connection with its acquisition of Panopticon; 1994 Amended and Restated Stated Stock Option Plan 1999 Stock Option and Grant Plan, and amendments thereto, 2000 Employee Stock Purchase Plan, and Grants pursuant to additional Stock Option agreements of our report dated January 17, 2001, with respect to the consolidated financial statements and schedule of Broadbase Software, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                                      /s/ Ernst & Young LLP

San Jose, California
March 20, 2001